FIRST MARINER REPORTS 2nd QUARTER RESULTS

Book Value ends Quarter at $11.40 per share

Baltimore, MD (July 24, 2007) -- First Mariner Bancorp (Nasdaq: FMAR), parent company of First Mariner Bank and Finance Maryland, LLC, today announced a net loss for the second quarter of 2007 of $3.865 million (-$.59 per diluted share) compared to net income for the quarter ended June 30, 2006 of $2.201 million ($.33 per diluted share). For the six months ended June 30, 2007, First Mariner reported a net loss totaling $3.765 million ($.59 per diluted share), decreasing from a profit of $3.861 million ($.58 per diluted share) for the same period last year. First Mariner reported its total assets ended the second quarter at $1.252 billion.

Edwin F. Hale, Sr., First Mariner’s chairman and chief executive officer said, “We have been aggressive in identifying the potential loss in our wholesale-originated mortgage products, specifically ALT A financing, which have been repurchased under recourse provisions. Further value declines in Residential Real Estate, particularly in the Northern Virginia region, resulted in the recognition of additional loan loss provisions, valuation reserves, and write-downs on foreclosed real estate totaling $5.0 million for the quarter. It is important to recognize that this additional loss provision is not the result of increases in the volume of loans repurchased or subject to repurchases, but rather what we believe to be an additional decline in the value of the properties for which we already made loan loss provisions in previous quarters.”

“Despite the challenges arising from wholesale mortgage lending, we are seeing strong performance in our reverse mortgage lending, consumer finance, and investment/brokerage platforms. Additionally, our capital and stockholders equity levels remain strong and we believe we have an experienced management team that has navigated successfully when previous economic cycles turned challenging.”

Mr. Hale concluded, “During the quarter, we identified new opportunities for increased efficiency. We have now closed our wholesale lending unit and will realize these cost savings beginning in the third quarter of this year. We are expanding our focus on on-line banking services, and will slow the addition of new branches, locate them in only the most promising markets, and eliminate any poor-performing locations. Additionally, we are aligning our staffing with our new direction, which will be accomplished largely through attrition. We expect the impact of these decisions to be meaningful and positively impact our results for the last quarter of 2007, and more significantly in 2008.”

Mortgage Banking Update

First Mariner noted in its results for the fourth quarter of 2006 that it recognized $4.5 million in secondary marketing reserves and valuation allowances for loans repurchased under recourse provisions and potential loan repurchases. Since its inception in 1995, the company has sold in excess of $7 billion of loans into the secondary market under normal and customary recourse provisions, with little repurchase activity. The recent loans requiring repurchase were “ALT A” loans that have higher original loan to value ratios and were primarily originated in 2006. The loans are being repurchased due to delinquent payments by the borrower within the first 90 days of the loans term. Reserves established during 2006 for these loans approximated 10% of the principal amount of the anticipated repurchases. Throughout the first two quarters of 2007, the Company has repurchased a significant portion of the anticipated buybacks and progressed through the collection process. Throughout this time, declines in real estate values have continued, and the Company provided for an additional 12% of its anticipated exposure during this quarter to reflect the further value reductions and its experience with properties that have been foreclosed upon and are awaiting sale. Of the loans repurchased, approximately 50% of the loans are for single family residential properties located in Northern Virginia, with the remainder made up of single-family properties in various other states. Second quarter results were dramatically impacted due to additions to the loan loss provision of $1.9 million for loans repurchased prior to the second quarter of 2007, $834 thousand in valuation adjustments for loans foreclosed upon and awaiting sale, and $2.3 million for valuation loans for loans repurchased during the quarter and for remaining potential repurchases.

Management discontinued its offering of ALT-A loans through its wholesale lending division at the end of 2006 and believes its exposure to and resolution of its repurchase provisions for these products to be completed by the end of the third quarter. More recently, the Company has decided to close its wholesale lending operation. The credit performance of the company’s retail originations has remained strong. Throughout this period, management has taken steps to modify underwriting guidelines and strengthen borrower qualification terms.

Other Operating Data

Comparing balance sheet data as of June 30, 2007 balances to June 30, 2006, total assets were $1.252 billion, compared to $1.397 billion last year. Loans outstanding decreased $34 million (-4%). Finance Maryland receivables increased by $17 million (+29%), while commercial loan outstandings declined by $45 million (-9%), and residential construction loans declined by $23 million (-20%). Repurchased loans increased by $20 million (net of valuation allowances). Total mortgage loan originations totaled $321 million for the second quarter of 2007, compared to $376 million for the same period of 2006, largely due to the discontinuance of ALT A products through the wholesale division. Deposits totaled $904 million (+2%) compared to $883 million at June 30, 2006. Money market accounts grew by $67 million (+29%). Noninterest bearing checking accounts decreased $17 million (-9%), Certificates of Deposit decreased $19 million (-5%), and savings accounts fell by $10 million (-15%).

•
Total revenue decreased $3.163 million compared with the second quarter of 2006, primarily due a decrease in the volume of loans, higher levels of loans on non-accrual status, and lower fee based revenue.

•
Average earning assets declined by $142 million, was partially offset with an increase in the Company’s net interest margin to 4.05% from 3.97% last year, and resulted in a decrease in net interest income of $1.185 million. The improvement in the margin resulted from a balance sheet restructuring executed in the fourth quarter of 2006, but has been largely mitigated by increases in non performing loans.

•
The provision for loan losses increased $1.893 million compared to the same quarter last year, due to a higher net charge-offs, and an increase in the allowance for credit losses to reflect increased higher reserves for repurchased mortgage loans. Net charge-offs increased to $1.852 million ($1.437 million related to repurchased mortgage loans) compared to $380 thousand last year. The allowance for loan losses increased to $12.550 million from $12.112 million at June 30, 2006, and totaled 1.52% of loans outstanding compared to 1.41% last year. Non-performing assets increased to $32.170 million (2.57% of total assets) from $4.060 million (0.29% of total assets) last year. This increase is attributable to higher levels of non-performing residential mortgage loans and commercial real estate loans. Accruing Loans 90 days or more past due increased to $17.784 million (2.15% of total loans) from $4.466 million (0.52% of total loans) last year. This increase in 90-day delinquent loans is attributable to increases in repurchased residential loans past due.

•
Non-interest income decreased by $1.978 million mainly due to decreases in income from origination and sales of mortgages. Service fees on deposits decreased $127 thousand due to lower levels of overdraft income. Commissions from sales of non deposit investment products increased by $121 thousand while income from bank owned life insurance grew by $109 thousand.

•
Noninterest expenses increased by $4.190 million. Included in operating expenses were provisions for valuation allowances and secondary marketing reserves of and writedowns and increased costs related to foreclosed properties totaling $3.155 million. Excluding these items, expenses increased $1.035 million (+6%). Salaries and benefits decreased by $46 million due to lower commission payments and bonus accruals. Occupancy and equipment related costs grew by $547 thousand due to expansion of branch offices, and additional space occupied during for the new executive and administrative offices. Professional fees grew by $192 thousand reflecting increased legal fees relating to foreclosed property.

•
Stockholders’ Equity decreased by $1.333 million (-2%). First Mariner’s book value per share was $11.41 as of June 30, 2007. Capital Ratios were improved compared to last year and ended the quarter as follows: Leverage Ratio = 8.0%; Tier 1 risk-based ratio = 9.8%; Total Capital Ratio = 15.5%. All capital ratios exceed levels to qualify for “Well Capitalized” status under current regulatory definitions.

First Mariner Bancorp is a bank holding company with total assets of $1.252 billion. Its wholly owned banking subsidiary, First Mariner Bank, (total assets $1.164 billion) operates 27 full service bank branches in Baltimore, Anne Arundel, Harford, Howard, Talbot, and Worcester counties in Maryland, the City of Baltimore, and Shrewsbury, Pennsylvania. First Mariner Mortgage, a division of First Mariner Bank, operates 11 retail offices in Central Maryland, the Eastern Shore of Maryland, and Northern Virginia. First Mariner Mortgage also operates direct marketing mortgage operations in Baltimore City. Finance Maryland, LLC, (total assets $72 million) is a consumer finance subsidiary that currently operates 17 branches in Allegany, Baltimore, Carroll, Cecil, Frederick, Harford, Wicomico, and Washington counties in Maryland, four branches in Delaware, as well as a central approval center in Baltimore City. Finance Maryland will change its name to Mariner Finance effective August 1, 2007, to better reflect its geographic reach and enhance operating efficiency. First Mariner Bancorp’s common stock is traded on the Nasdaq National Market under the symbol “FMAR”. First Mariner’s Web site address is www.1stMarinerBancorp.com, which includes comprehensive level investor information.

In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, such as statements of the Company’s plans and expectations regarding efficiencies resulting from new programs and expansion activities, revenue growth, anticipated expenses, profitability of mortgage banking operations, and other unknown outcomes. The Company’s actual results could differ materially from management’s expectations. Factors that could contribute to those differences include, but are not limited to, changes in regulations applicable to the Company’s business, successful implementation of the Company’s branch expansion strategy, its concentration in real estate lending, increased competition, changes in technology, particularly Internet banking, impact of interest rates, possibility of economic recession or slowdown (which could impact credit quality, adequacy of loan loss reserve and loan growth) and control by and dependency on key personnel, particularly Edwin F. Hale, Sr., Chairman of the Board of Directors and CEO of the Company.

Contact: Mark A. Keidel - SVP/CFO 410-558-4281

FINANCIAL HIGHLIGHTS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands, except per share data)

	For the three months ended June 30,
	2007	2006	$ Change	% Change
Summary of Earnings:
Net interest income	$11,457	$12,642	(1,185)	-9%
Provision for loan losses	2,516	623	1,893	304%
Noninterest income	5,409	7,387	(1,978)	-27%
Noninterest expense	20,476	16,286	4,190	26%
Income before income taxes	(6,126)	3,120	(9,246)	-296%
Income tax expense	(2,261)	919	(3,180)	-346%
Net income	(3,865)	2,201	(6,066)	-276%

Profitability and Productivity:
Return on average assets	-1.23%	0.64%	-	-292%
Return on average equity	-20.82%	11.97%	-	-274%
Net interest margin	4.05%	3.97%	-	2%
Net overhead ratio	4.81%	2.60%	-	85%
Efficiency ratio	121.40%	81.31%	-	49%
Mortgage loan production	321,415	376,362	(54,947)	-15%
Average deposits per branch	33,487	35,311	(1,824)	-5%

Per Share Data:
Basic earnings per share	$(0.60)	$0.35	(0.95)	-271%
Diluted earnings per share	$(0.59)	$0.33	(0.92)	-277%
Book value per share	$11.41	$11.89	(0.49)	-4%
Number of shares outstanding	6,437,181	6,286,084	151,097	2%
Average basic number of shares	6,430,015	6,276,362	153,653	2%
Average diluted number of shares	6,570,963	6,629,145	(58,182)	-1%

Summary of Financial Condition:
At Period End:
Assets	$1,252,182	$1,396,632	(144,450)	-10%
Investment Securities	90,198	266,639	(176,441)	-66%
Loans	826,324	860,748	(34,424)	-4%
Deposits	904,147	882,768	21,379	2%
Borrowings and repurchase agreements	189,838	351,171	(161,333)	-46%
Stockholders' equity	73,438	74,771	(1,333)	-2%

Average for the period:
Assets	$1,256,502	$1,373,238	(116,736)	-9%
Investment Securities	93,647	265,914	(172,267)	-65%
Loans	844,412	861,643	(17,231)	-2%
Deposits	911,696	879,468	32,228	4%
Borrowings and repurchase agreements	259,587	412,402	(152,815)	-37%
Stockholders' equity	74,445	73,759	686	1%

Capital Ratios:
Leverage	8.0%	7.8%	-	3%
Tier 1 Capital to risk weighted assets	9.8%	9.8%	-	0%
Total Capital to risk weighted assets	15.5%	15.1%	-	3%

Asset Quality Statistics and Ratios:
Net Chargeoffs	1,852	380	1,472	387%
Non-performing assets	32,170	4,060	28,110	692%
90 Days or more delinquent loans	17,784	4,466	13,318	298%
Annualized net chargeoffs to average loans	0.88%	0.18%	-	397%
Non-performing assets to total assets	2.57%	0.29%	-	784%
90 Days or more delinquent loans to total loans	2.21%	0.52%	-	326%
Allowance for loan losses to total loans	1.52%	1.41%	-	8%

FINANCIAL HIGHLIGHTS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands, except per share data)

	For the six months ended June 30,
	2007	2006	$ Change	% Change
Summary of Earnings:
Net interest income	$22,664	$24,884	(2,220)	-9%
Provision for loan losses	3,053	1,045	2,008	192%
Noninterest income	12,358	13,383	(1,025)	-8%
Noninterest expense	38,123	31,802	6,321	20%
Income before income taxes	(6,154)	5,420	(11,574)	-214%
Income tax expense	(2,389)	1,559	(3,948)	-253%
Net income	(3,765)	3,861	(7,626)	-198%

Profitability and Productivity:
Return on average assets	-0.61%	0.58%	-	-205%
Return on average equity	-9.80%	10.61%	-	-192%
Net interest margin	4.02%	3.97%	-	1%
Net overhead ratio	4.29%	2.75%	-	56%
Efficiency ratio	111.68%	83.11%	-	34%
Mortgage loan production	570,909	713,977	(143,068)	-20%
Average deposits per branch	33,487	35,311	(1,824)	-5%

Per Share Data:
Basic earnings per share	$(0.59)	$0.62	(1.20)	-195%
Diluted earnings per share	$(0.57)	$0.58	(1.15)	-198%
Book value per share	$11.41	$11.89	(0.48)	-4%
Number of shares outstanding	6,437,181	6,286,084	151,097	2%
Average basic number of shares	6,425,439	6,270,629	154,810	2%
Average diluted number of shares	6,600,880	6,612,993	(12,113)	0%

Summary of Financial Condition:
At Period End:
Assets	$1,252,182	$1,396,632	(144,450)	-10%
Investment Securities	90,198	266,639	(176,441)	-66%
Loans	826,324	860,748	(34,424)	-4%
Deposits	904,147	882,768	21,379	2%
Borrowings	189,838	351,171	(161,333)	-46%
Stockholders' equity	73,438	74,771	(1,333)	-2%

Average for the period:
Assets	$1,252,807	$1,352,727	(99,920)	-7%
Investment Securities	112,556	269,901	(157,345)	-58%
Loans	851,859	854,757	(2,898)	0%
Deposits	909,682	874,412	35,270	4%
Borrowings	255,765	397,194	(141,429)	-36%
Stockholders' equity	77,470	73,364	4,106	6%

Capital Ratios:
Leverage	8.0%	7.8%	-	3%
Tier 1 Capital to risk weighted assets	9.8%	9.8%	-	0%
Total Capital to risk weighted assets	15.5%	15.1%	-	3%

Asset Quality Statistics and Ratios:
Net Chargeoffs	2,902	676	2,226	329%
Non-performing assets	32,170	4,060	28,110	692%
90 Days or more delinquent loans	18,284	4,466	13,818	309%
Annualized net chargeoffs to average loans	0.69%	0.16%	-	331%
Non-performing assets to total assets	2.57%	0.29%	-	784%
90 Days or more delinquent loans to total loans	2.21%	0.52%	-	326%
Allowance for loan losses to total loans	1.52%	1.41%	-	8%

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)

	As of June 30,
	2007	2006	$ Change	% Change
Assets:
Cash and due from banks	$33,316	$30,484	2,832	9%
Interest-bearing deposits	77,798	16,455	61,343	373%
Available-for-sale investment securities, at fair value	90,198	266,639	(176,441)	-66%
Loans held for sale	97,279	119,405	(22,126)	-19%
Loans receivable	826,324	860,748	(34,424)	-4%
Allowance for loan losses	(12,550)	(12,112)	(438)	4%
Loans, net	813,774	848,636	(34,862)	-4%
Other real estate owned	15,386	1,065	14,321	1345%
Restricted stock investments, at cost	5,983	13,446	(7,463)	-56%
Property and equipment	52,585	44,215	8,370	19%
Accrued interest receivable	8,092	8,750	(658)	-8%
Deferred income taxes	7,818	7,118	700	10%
Bank owned life insurance	34,192	27,882	6,310	23%
Prepaid expenses and other assets	15,761	12,537	3,224	26%
Total Assets	$1,252,182	$1,396,632	(144,450)	-10%

Liabilities and Stockholders' Equity:
Liabilities:
Deposits	$904,147	$882,768	21,379	2%
Borrowings	189,838	351,171	(161,333)	-46%
Junior subordinated deferrable interest debentures	73,724	73,724	-	0%
Accrued expenses and other liabilities	11,035	14,198	(3,163)	-22%
Total Liabilities	1,178,744	1,321,861	(143,117)	-11%

Stockholders' Equity
Common Stock	322	314	8	3%
Additional paid-in-capital	57,227	55,590	1,637	3%
Retained earnings	16,034	24,045	(8,011)	-33%
Accumulated other comprehensive loss	(145)	(5,178)	5,033	-97%
Total Stockholders Equity	73,438	74,771	(1,333)	-2%
Total Liabilities and Stockholders' Equity	$1,252,182	$1,396,632	(144,450)	-10%

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2007	2006	2007	2006
Interest Income:
Investments and interest-bearing deposits	$2,490	$3,520	$4,734	$6,807
Loans	19,900	20,668	39,635	39,696
Total Interest Income	22,390	24,188	44,369	46,503

Interest Expense:
Deposits	6,980	5,585	13,909	10,632
Borrowings and repurchase agreements	3,953	5,961	7,796	10,987
Total Interest Expense	10,933	11,546	21,705	21,619

Net Interest Income Before Provision for Loan Losses	11,457	12,642	22,664	24,884

Provision for Loan Losses	2,516	623	3,053	1,045

Net Interest Income After Provision for Loan Losses	8,941	12,019	19,611	23,839

Noninterest Income:
Service fees on deposits	1,642	1,769	3,113	3,448
ATM Fees	855	824	1,571	1,609
Gains on sales of mortgage loans	456	2,263	2,049	3,706
Other mortgage banking revenue	619	799	1,349	1,424
Gains on sales of investment securities, net	-	-	887	-
Commissions on sales of nondeposit investment products	243	122	550	216
Commissions on sales of other insurance products	746	753	1,333	1,318
Income from bank owned life insurance	365	256	700	508
Other	483	601	806	1,154
Total Noninterest Income	5,409	7,387	12,358	13,383

Noninterest Expense:
Salaries and employee benefits	8,960	9,006	18,317	17,438
Occupancy	2,323	1,932	4,563	3,635
Furniture, fixtures and equipment	906	750	1,769	1,550
Advertising	409	397	920	863
Data Processing	485	468	914	917
Professional services	449	257	799	459
Costs of other real estate owned	837	4	923	-
Valuation and secondary marketing reserves	2,318	-	2,351	-
Other	3,789	3,472	7,567	6,940
Total Noninterest Expense	20,476	16,286	38,123	31,802

Income Before Income Taxes	(6,126)	3,120	(6,154)	5,420

Income Tax Expense	(2,261)	919	(2,389)	1,559

Net Income	$(3,865)	$2,201	$(3,765)	$3,861

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)

	For the three months ended June 30,
	2007		2006
	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Assets:
Loans
Commercial Loans and LOC	$75,998	8.68%	$70,055	6.81%
Comm/Res Construction	139,247	7.73%	116,861	8.64%
Commercial Mortgages	288,342	7.21%	345,374	7.29%
Residential Constr - Cons	91,889	8.42%	120,800	7.86%
Residential Mortgages	63,180	4.68%	44,933	6.24%
Consumer	185,756	13.09%	163,620	12.88%
Total Loans	844,412	8.53%	861,643	8.52%

Loans held for sale	88,144	6.66%	108,176	8.04%
Available for sale securities, at fair value	93,647	5.53%	265,914	4.85%
Interest bearing deposits	84,383	5.24%	8,978	4.65%
Restricted stock investments, at cost	5,983	5.92%	13,930	5.55%

Total earning assets	1,116,569	7.97%	1,258,641	7.64%

Allowance for loan losses	(11,803)		(11,987)
Cash and other non earning assets	151,736		126,584

Total Assets	$1,256,502		$1,373,238

Liabilities and Stockholders' Equity:
Interest bearing deposits
NOW deposits	10,445	0.24%	11,679	0.22%
Savings deposits	60,158	0.30%	71,560	0.31%
Money market deposits	300,417	3.75%	234,021	3.10%
Time deposits	367,170	4.50%	378,090	3.94%
Total interest bearing deposits	738,190	3.79%	695,350	3.22%

Borrowings	259,587	6.11%	412,402	5.80%

Total interest bearing liabilities	997,777	4.37%	1,107,752	4.18%

Noninterest bearing demand deposits	173,506		184,118
Other liabilities	10,774		7,609
Stockholders' Equity	74,445		73,759

Total Liabilities and Stockholders' Equity	$1,256,502		$1,373,238

Net Interest Spread		3.60%		3.47%

Net Interest Margin		4.05%		3.97%

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)

	For the six months ended June 30,
	2007		2006
	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Assets:
Loans
Commercial Loans and LOC	$74,646	7.74%	$68,330	6.47%
Comm/Res Construction	138,938	7.63%	114,860	8.66%
Commercial Mortgages	302,023	7.27%	346,842	7.19%
Residential Constr - Cons	92,952	8.57%	121,683	7.64%
Residential Mortgages	60,710	4.52%	43,280	5.89%
Consumer	182,590	13.26%	159,762	12.98%
Total Loans	851,859	8.60%	854,757	8.41%

Loans held for sale	80,877	7.06%	94,890	7.85%
Available for sale securities, at fair value	112,556	5.30%	269,901	4.63%
Interest bearing deposits	63,115	5.15%	9,106	4.43%
Restricted stock investments, at cost	6,265	5.90%	13,208	5.47%

Total earning assets	1,114,672	7.94%	1,241,861	7.49%

Allowance for loan losses	(12,092)		(11,883)
Cash and other non earning assets	150,227		122,748

Total Assets	$1,252,807		$1,352,727

Liabilities and Stockholders' Equity:
Interest bearing deposits
NOW deposits	9,987	0.23%	11,911	0.22%
Savings deposits	59,649	0.30%	70,855	0.31%
Money market deposits	290,908	3.74%	225,183	2.85%
Time deposits	377,420	4.49%	385,738	3.83%
Total interest bearing deposits	737,964	3.80%	693,687	3.09%

Borrowings	255,765	6.14%	397,194	5.58%

Total interest bearing liabilities	993,729	4.40%	1,090,881	4.00%

Noninterest bearing demand deposits	171,718		180,725
Other liabilities	9,890		7,757
Stockholders' Equity	77,470		73,364

Total Liabilities and Stockholders' Equity	$1,252,807		$1,352,727

Net Interest Spread		3.54%		3.49%

Net Interest Margin		4.02%		3.97%